UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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RenaissanceRe Holdings Ltd.

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N/A

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RENAISSANCERE HOLDINGS LTD.
Renaissance House
8-20 East Broadway
Pembroke HM 19 Bermuda

Notice of Annual General Meeting of Shareholders
to be Held on June 9, 2005

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that our 2005 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on June 9, 2005 at 9:00 a.m., Atlantic daylight savings time, for the following purposes:

1.	To elect four Class I directors to serve until our 2008 Annual Meeting (the “Board Nominees Proposal”).

2.

To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2005 fiscal year until our 2006 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board (collectively, the “Auditors Proposal”).

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2004, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All shareholders of record at the close of business on April 29, 2005 are entitled to notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,

/s/ James N. Stanard

James N. Stanard
Chairman of the Board
April 29, 2005

RENAISSANCERE HOLDINGS LTD.
Renaissance House
8-20 East Broadway
Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 9, 2005

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) to be voted at our Annual General Meeting of Shareholders to be held at the Bermuda Underwater Exploration Institute, 40 Crow Lane, Pembroke, Bermuda on June 9, 2005 at 9:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about May 2, 2005.

     As of April 29, 2005, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 69,386,470 of our common shares, par value $1.00 per share (the “Full Voting Shares”), and (ii) 1,785,100 of our Diluted Voting Class I Common Shares, par value $1.00 per share (the “Diluted Voting Shares”). All of our Diluted Voting Shares are owned by PT Limited Partnership. We refer to our Full Voting Shares and our Diluted Voting Shares in this Proxy Statement collectively as the “Common Shares.” The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting. During the second quarter of 2002, RenaissanceRe effected a three-for-one stock split through a stock dividend of two additional Common Shares for each Common Share owned. All of the share and per share information provided in this Proxy Statement is presented as if the stock dividend had occurred for all periods presented.

     Holders of Full Voting Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Each holder of Diluted Voting Shares is entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below) of the holder, but in no event greater than one vote for each share held. Each Diluted Voting Share currently carries one vote per share. With respect to any holder of Diluted Voting Shares, “Controlled Common Shares” means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules and regulations thereunder.

     The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

At the Annual Meeting, shareholders will be asked to take the following actions:

1.	To elect four Class I directors to serve until our 2008 Annual Meeting (the “Board Nominees Proposal”).

2.

To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2005 fiscal year until our 2006 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board (collectively, the “Auditors Proposal”).

     At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2004, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

     All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

SOLICITATION AND REVOCATION

     PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies serve as officers of RenaissanceRe. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

     All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any “broker non-votes” and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of RenaissanceRe a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

     We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $3,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, Internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

     The table below sets forth the names, ages and titles of our directors, each nominee for director, and our executive officers as of the date hereof.

Name	Age	Position

James N. Stanard	56	Chairman of the Board and Chief Executive Officer

William I. Riker	45	Director and President of RenaissanceRe and President and CEO of Glencoe Group Holdings Ltd.

John M. Lummis	47	Executive Vice President, Chief Operating Officer and Chief Financial Officer

John D. Nichols, Jr.	45	Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.

Kevin J. O'Donnell	38	Senior Vice President - Property Catastrophe Reinsurance of Renaissance Reinsurance Ltd.

Michael W. Cash	37	Senior Vice President - Specialty Reinsurance of Renaissance Reinsurance Ltd.

William J. Ashley	49	Chief Underwriting Officer of Glencoe Group Holdings Ltd. and President and Chief Operating Officer of Glencoe Insurance Ltd.

Thomas A. Cooper	68	Director

Edmund B. Greene	66	Director

Brian R. Hall	63	Director

Jean D. Hamilton	58	Nominee for Director

William F. Hecht	62	Director

W. James MacGinnitie	66	Director

Scott E. Pardee	68	Director

Nicholas L. Trivisonno	57	Director

     James N. Stanard has served as our Chairman of the Board and Chief Executive Officer since our formation in June 1993, and served as our President from inception until February 2002. Mr. Stanard is a Class II director. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G’s underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G’s start-up reinsurance subsidiary. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

     William I. Riker was appointed as one of our directors in August 1998. Mr. Riker is a Class III director. Mr. Riker serves as the President of RenaissanceRe, and is President and CEO of Glencoe Group Holdings Ltd. On April 6, 2005, RenaissanceRe announced that Mr. Riker would be reducing his workload for a few months to receive treatment for a medical condition. Mr. Riker previously served as our Executive Vice President from December 1997, as our Senior Vice President from March 1995 and as our Vice President — Underwriting from November 1993. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

     John M. Lummis has served as our Chief Operating Officer since September 2004, Executive Vice President since February 2001 and Chief Financial Officer since September 1997. Mr. Lummis served as Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President — Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling LLP.

     John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and has served as President of RenaissanceRe Ventures Ltd., and in similar capacities, since February 2000. Previously, he served as our Senior Vice President - Structured Products from November 1999, Vice President - Finance from November 1997 and as our Assistant Vice President - Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims. From September 1986 to August 1990, Mr. Nichols held various positions in finance at Monarch Capital Corporation. From June 1982 to August 1986, Mr. Nichols was a CPA with the accounting firm Matson, Driscoll and Damico LLP, specializing in audits of business interruption insurance claims for various clients.

     Kevin J. O'Donnell has served as our Senior Vice President - Property Catastrophe Reinsurance since November 1999. Previously, Mr. O'Donnell served as a Vice President from February 1998 and as Assistant Vice President - Underwriting from 1996. From 1995 to 1996, Mr. O'Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O'Donnell was an underwriter in SCOR US 's Alternative Markets operations.

     Michael W. Cash has served as our Senior Vice President - Specialty Reinsurance since May 2002. Mr. Cash joined RenaissanceRe as Vice President of Specialty Reinsurance in December 2000. Previously, Mr. Cash served as a Principal at Stockton Reinsurance Ltd. from 1998, having joined Stockton subsequent to his employment at Centre Reinsurance in Bermuda from April 1992. Mr. Cash is an Associate of the Casualty Actuarial Society.

     William J. Ashley has served as the President and Chief Operating Officer of Glencoe Insurance Limited and Chief Underwriting Officer of Glencoe Group Holdings Ltd. since July 2003. On April 6, 2005, RenaissanceRe announced that Mr. Ashley would assume leadership of RenaissanceRe’s Individual Risk business. Mr. Ashley joined Glencoe Insurance Ltd. as Senior Vice President in September 2001. From 1995 to September 2001, Mr. Ashley held various positions at Benfield Blanch (formerly E.W. Blanch) rising to the position of Executive Vice President of Strategic Operations and Risk Management, where he also managed the Catastrophe Modeling, Dynamic Financial Modeling and Actuarial Units of Benfield Blanch. From 1986 to 1995, Mr. Ashley held various positions at Vik Brothers Insurance Group most recently serving as Senior Vice President of Corporate Underwriting and Operations.

     Thomas A. Cooper has served as one of our directors since August 7, 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. He also serves on the Boards of The BISYS Group, Inc., Delaware North Companies and Wheeling Island Gaming.

     Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene is a Class I director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company commencing in 1985, and previously served in various financial management assignments at General Electric Company commencing in 1962.

     Brian R. Hall has served as one of our directors since August 1999. Mr. Hall is a Class I director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. In 1969, Mr. Hall founded Inter-Ocean Management Ltd., which entered into an association with Johnson & Higgins in 1970. The business of Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd. He became a Director of Johnson & Higgins in 1989. Mr. Hall is a recipient of the Bermuda Insurance Institute’s Lifetime Achievement Award (2000), the Chair of the Bermuda Foundation for Insurance Studies, a former chair of the Insurance Advisory Committee of the Ministry of Finance of the Bermuda Government, and in 1998 received a Queen’s Honours, an Officer of the Order of the British Empire designation.

     Jean D. Hamilton is nominated for election to our Board at the Annual Meeting. If elected, Ms. Hamilton will serve as a new Class I director. Ms. Hamilton is an Independent Consultant/Private Investor. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional, from November 1998 through November 2002. From 1988 through 1998, she held various positions with Prudential Financial,

Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

     William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. Mr. Hecht is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991 and has served in his present position since 1993. Mr. Hecht is also a director of DENTSPLY International Inc. and the Federal Reserve Bank of Philadelphia.

     W. James MacGinnitie has served as one of our directors since February 2000. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Prior to that time, Mr. MacGinnitie was a Professor of Actuarial Science & Director of Actuarial Program at the University of Michigan from 1973 to 1975. In addition, Mr. MacGinnitie serves on the board of Trustmark Insurance Company and of NORCAL Mutual Insurance Company.

     Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I director. Mr. Pardee serves as Alan R. Holmes Professor of Monetary Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

     Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth information as of April 29, 2005 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors and nominees for director; (iii) our Chief Executive Officer, each of the four remaining most highly compensated executive officers, and one other person who was an executive officer during the fiscal year 2004 (Mr. David A. Eklund) and who would have been one of the four remaining most highly compensated executive officers but for the fact that he was not an executive officer at the end of the fiscal year 2004 (collectively, the “Named Executive Officers”); and (iv) all of our executive officers, directors and nominees for director as a group. The total Common Shares outstanding as of April 29, 2005 were 71,171,570.

Name and Address of Beneficial Owner (1)	Number of Common Shares (2)	Percentage of Voting Rights

FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts 02109	6,911,832	9.7%

Wellington Management Company, LLP (4)
75 State Street
Boston, Massachusetts 02109	6,109,500	8.6%

Vanguard Windsor Funds - Vanguard Windsor Fund (5)
100 Vanguard Blvd
Malvern, PA 19355	3,818,600	5.4%

James N. Stanard (6)
c/o RenaissanceRe Holdings Ltd.
Renaissance House
8-12 East Broadway
Pembroke HM 19 Bermuda	3,700,777	5.2%
William I. Riker (7)	1,154,996	1.6%
John M. Lummis (8)	562,871	*
John D. Nichols, Jr. (9)	444,314	*
Kevin J. O’Donnell (10)	274,530	*
David A. Eklund (11)	25,747	*
Thomas A. Cooper (12)	81,902	*
Edmund B. Greene (13)	21,266	*
Brian R. Hall (14)	64,481	*
William F. Hecht (15)	18,927	*
W. James MacGinnitie (16)	69,566	*
Scott E. Pardee (17)	50,789	*
Nicholas L. Trivisonno (18)	9,292	*
Jean D. Hamilton (19)	–	–
All of our executive officers, directors and nominees for director
(15 persons)	6,672,185	9.4%

*Less than 1%

(footnotes appear on next page)

(1)

Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	Unless otherwise noted, consists solely of Full Voting Shares.

(3)

According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 14, 2005, a wholly owned subsidiary of FMR Corp., Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 6,911,832 Common Shares as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of Fidelity and the Fidelity funds each has the sole power to dispose of the 6,911,832 Common Shares owned by the Fidelity funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G/A, Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Members of the Johnson family, including Edward C. Johnson 3d and Abigail P. Johnson through their ownership of voting common stock may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. However, according to this Schedule 13G/A, no one person covered by the Schedule 13G/A has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4)

According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 14, 2005 by Wellington Management Company, LLP (“WMC”), WMC may be deemed to be the beneficial owner of 6,109,500 Common Shares by reason of WMC’s role as investment advisor or sub-advisor to investment companies and other clients who hold such shares or WMC’s role as a parent holding company or control person. According to WMC’s Schedule 13G/A, one of WMC’s investment company clients or other clients covered by the Schedule 13G/A, Vanguard Windsor Funds, Inc., has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G/A, we do not believe that WMC or any of its clients owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5)

According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 6, 2004 by Vanguard Windsor Funds, Inc. (“Vanguard”), Vanguard may be deemed to be the beneficial owner of 3,818,600 Common Shares. Based on the information provided in this Schedule 13G/A, we do not believe that Vanguard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6)

Includes 856,713 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the “1993 Stock Incentive Plan”), the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, and the RenaissanceRe Holdings Ltd. 2004 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) that are vested and presently exercisable and 87,324 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 107,252 restricted Full Voting Shares which have not vested (“Restricted Shares”) and 190,842 shares held by a limited partnership for the benefit of Mr. Stanard's family; Mr. Stanard disclaims beneficial ownership of the 190,842 shares held by the limited partnership.

(7)

Includes 507,224 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 8,438 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 237,566 Restricted Shares which have not vested and 73,740 shares held by a limited partnership for the benefit of Mr. Riker's family and 605 shares held in a family Trust for the benefit of Mr. Riker’s family.

(8)

Includes 427,394 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 8,438 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 25,939 Restricted Shares which have not vested and 42,470 shares held by a limited partnership for the benefit of Mr. Lummis' family.

(9)

Includes 311,093 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 6,310 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 19,018 Restricted Shares which have not vested and 99,539 shares held by a limited partnership for the benefit of Mr. Nichols's family.

(10)

Includes 165,841 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 4,678 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 16,235 Restricted Shares which have not vested, 48,324 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family and 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family.

(11)

Includes 3,613 shares held by a limited partnership for the benefit of Mr. Eklund’s family. Mr. Eklund was the Executive Vice President of RenaissanceRe and President and Chief Underwriting Officer of Renaissance Reinsurance Ltd. until June 30, 2004.

(12)

Includes 5,004 Common Shares granted in payment of directors' fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested, 37,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(13)

Includes 5,004 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(14)

Includes 5,004 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(15)

Includes 3,774 Common Shares granted in payment of directors' fees under the Directors Stock Plan which have not vested and 10,101 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 4,000 Common Shares issuable upon the exercise of options which vest within 60 days.

(16)

Includes 5,004 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(17)

Includes 5,004 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18)

Includes 5,004 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and no Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 2,189 Common Shares issuable upon the exercise of options which vest within 60 days.

(19)	Ms. Hamilton is nominated for election to our Board at the Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Housing and Lease Arrangements

     In September 1998, we entered into a twenty-one year lease (the “Lease”) with respect to a house in Paget Parish, Bermuda, previously occupied by William I. Riker and currently occupied by James N. Stanard. The property which is subject to the Lease is owned by the Bellevue Trust (the “Trust”). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker does hold an indirect economic interest through a personal loan provided indirectly to the Trust. Mr. Stanard did not have a direct or indirect economic interest in the Trust at the time of the execution of the Lease. We prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all outstanding amounts due under the remaining term of the Lease. We believe that the terms of the Lease reasonably represented market value terms appropriate for the Bermuda residential property market at that time. Mr. Stanard and the Trust have executed an agreement for Mr. Stanard to purchase the property which is subject to the Lease, subject to the fulfillment of certain conditions which have not yet been met.

     RenaissanceRe reimburses the rent on the Bermuda residence of each other Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Executive Officer and Director Compensation-Executive Compensation.” RenaissanceRe is the lessee on the Bermuda residences of each of Messrs. Lummis and Nichols, and subleases such residences to Messrs. Lummis and Nichols.

Registration Statements on Form S-8

     We have filed Registration Statements on Form S-8 under the Securities Act registering for sale an aggregate of 15,787,500 Full Voting Shares under our Stock Incentive Plans and the Directors Stock Plan, including the 6,000,000 shares issuable under the 2004 Stock Incentive Plan, of which 716,500 remain unissued. Shares remaining eligible under prior plans as of December 31, 2004 were 3,339,203.

Charitable Donations

     We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training; crime prevention; and substance abuse prevention, education and assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of 4:1 up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as directors or trustees of some of these organizations. In the 2004 fiscal year, we did not provide more than $1 million to any one charity. James N. Stanard is a director or trustee of The Bermuda Biological Station for Research, Inc. and Habitat for Humanity-Bermuda, to which we made contributions of $106,000 and $75,000, respectively, in 2004. In 2004, we donated $20,000 to the Bermuda Foundation for Insurance Studies, a charitable foundation of which Brian R. Hall is the Chair. Neither of Messrs. Stanard or Hall is compensated by these charities.

Co-investments

     Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe also invests. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

Overview

     During 2004, the Board met four times, the Audit Committee met four times, the Compensation/Governance Committee met four times, the Investment and Risk Management Committee met four times, the Transaction Committee did not meet, and the Offerings Committee met once. During 2004, each of our directors attended all meetings of the Board and any Committee on which they served.

     The Board has conducted a review of the independence of each of the current directors and of Ms. Hamilton, a nominee for director at the Annual Meeting. During this review, the Board considered transactions and relationships between each director and nominee or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates. The Board also examined relationships between directors and nominees or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Messrs. Cooper, Greene, Hall, Hecht, MacGinnitie, Pardee, and Trivisonno are, and Hamilton would be, “independent” directors for purposes of compliance with the NYSE listing standards and Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Messrs. Stanard and Riker are not considered independent directors because of their employment as senior executives of RenaissanceRe.

     The independent directors meet separately from the other directors in an executive session each quarter. In 2004, the chair of such executive sessions was rotated each quarter among independent directors who were not chairs of the committees of the Board described below.

     Currently RenaissanceRe does not maintain a formal policy regarding director attendance at the Annual Meeting which, to date, has always been held in Bermuda. At our 2004 Annual Meeting, other than the Chairman, no directors were in attendance.

Audit Committee

     The Audit Committee of the Board presently consists of Messrs. Hall, Greene, Pardee, and Trivisonno. The Board has determined that all members of the Audit Committee meet the independence standards of the NYSE. The Board has determined that each of Messrs. Hall, Greene, Pardee, and Trivisonno is an audit committee financial expert for the purposes of the Commission’s rules. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our external independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors. Effective for the Audit Committee’s next quarterly meeting, Mr. MacGinnitie has been appointed by the Board to serve as Chairman of the Audit Committee, a role previously filled by Mr. Hall, and Mr. Pardee will step down from the Audit Committee. The Board has determined that Mr. MacGinnitie meets the independence standards of the NYSE and would be an audit committee financial expert for the purposes of the Commission’s rules.

     The Audit Committee reviews and discusses our annual and quarterly financial statements, earnings press releases, and other financial information and earnings guidance provided to analysts and rating agencies with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditor.

     In addition, the Audit Committee provides an avenue for communication between our external independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our external independent auditors, and to approve any significant proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from the external independent auditors describing the auditor’s quality control procedures, issues arising from such procedures, the resolution of these issues and any relationships between the auditor and us.

     The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is available on our website at www.renre.com.

Compensation/Governance Committee

     The Compensation/Governance Committee of the Board presently consists of Messrs. Cooper, Hecht, and MacGinnitie. The Compensation/Governance Committee has responsibility for senior officer and director compensation, corporate governance matters, and the nomination and evaluation of additional directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options (“Options”), Restricted Share, performance share, and similar stock-based grants under our stock incentive and bonus plans and programs. The Board has determined that all members of the Compensation/Governance Committee meet the independence standards of the NYSE. Effective for the Compensation/Governance Committee’s next quarterly meeting, Mr. Hecht has been appointed as Chairman of the Compensation/Governance Committee, a role previously filled by Mr. Cooper.

     In connection with its responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, the Compensation/Governance Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder ( “Proxy Filings”). The written notice must also include the following information with regard to the shareholder giving the notice: (1) the name and record address of such shareholder; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholder; (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Assuming that the shareholder suggesting a nomination follows the procedure outlined above, the Compensation/Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Compensation/Governance Committee would expect to apply the same criteria which they apply to their own nominations. These criteria typically include the candidate's integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk bearing industries and other industries that RenaissanceRe may participate in, and potential conflicts of interest. The Compensation/Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

     The Compensation/Governance Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation/Governance Committee Charter is available on our website at www.renre.com.

Investment and Risk Management Committee

     The Investment and Risk Management Committee of the Board presently consists of Messrs. MacGinnitie, Pardee and Riker. The duties and responsibilities of the Investment and Risk Management Committee, as outlined in its Charter, are to advise the Board on all of RenaissanceRe’s investment and certain risk management-related matters. Among other things, the Committee oversees (i) the development and maintenance of, and compliance with, appropriate investment guidelines and objectives; (ii) the strategic asset allocations of our investment portfolio; and (iii) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write. Effective for the Investment and Risk Management Committee’s next quarterly meeting, Mr. Cooper has been appointed to serve as Chairman of the Committee, a role previously filled by Mr. MacGinnitie, and it is anticipated that Ms. Hamilton, a nominee for director, if elected, will be appointed to serve on the Committee. Mr. MacGinnitie will step down from the Committee.

     The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually.

Transaction Committee

     The Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions.

Offerings Committee

     The Offerings Committee of the Board presently consists of Messrs. Stanard and Riker and has the authority of the Board to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2004 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that (except as set forth below) during the 2004 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

     In February 2004, Mr. Cooper transferred Full Voting Shares directly held by him to various trusts which were created for the benefit of certain immediate family members. Upon making a gift of Full Voting Shares directly held by him to the various trusts in March 2005, for which a Section 16(a) report was timely filed, Mr. Cooper discovered that he had inadvertently failed to file a Section 16(a) report for the February 2004 transfers, which were thereafter reported on March 11, 2005.

Corporate Governance Guidelines and Code of Ethics

     The Corporate Governance Guidelines and the Code of Ethics of RenaissanceRe are available on our website at www.renre.com.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

     The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee is directly responsible for the appointment and oversight of the work of Ernst & Young, our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     In the fourth quarter of 2004 RenaissanceRe engaged Boies, Schiller & Flexner LLP (“Boies Schiller”) to complete a review of RenaissanceRe’s business practices in light of the industry investigation by the New York Attorney General and other government authorities into a wide range of practices in the insurance and reinsurance industry. Supervision of this review was subsequently taken over by the Board of Directors, with Boies Schiller reporting directly to the independent members of the Board of Directors. The procedures to be performed in this review, as determined by the independent directors in consultation with Boies Schiller, and which included a forensic accountant, have been completed and an oral report has been delivered by Boies Schiller to the independent members of the Board of Directors. The foregoing business practice review led to the restatement of the RenaissanceRe’s audited financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 to make corrections of accounting errors associated with reinsurance ceded by RenaissanceRe. Certain of the corrections are attributable to an Aggregate Excess of Loss Reinsurance contract and an Assignment Agreement, each entered into by Renaissance Reinsurance with Inter-Ocean Reinsurance Company, Ltd. in 2001. The remaining restatement corrections are attributable to four multi-year ceded reinsurance contracts. The aggregate net effect of all the corrections is to increase 2003 net income by $1.3 million; to decrease 2002 net income by $21.9 million; and to increase 2001 net income by $20.6 million. In connection with the review and the restatement, the independent members of the Board of Directors, including members of the Audit Committee, held joint and independent discussions with external counsel, accountants retained by such counsel, management, and RenaissanceRe’s independent auditors regarding the matters that gave rise to the restatement.

     The Audit Committee reviewed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Ernst & Young reported to the Audit Committee (i) all critical accounting policies and practices to be used; (ii) various alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young, if applicable; and (iii) other material written communications between the Ernst & Young and management. In addition, the Audit Committee has discussed with Ernst & Young its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

     The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2005 fiscal year.

Brian R. Hall, Chair Edmund B. Greene Scott E. Pardee Nicholas L. Trivisonno

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation/Governance Committee Report on Executive Compensation

     Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation/Governance Committee of the Board. The components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of Options and Restricted Shares. The Compensation/Governance Committee administers the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Stock Incentive Plan”) and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”), under which plans the Compensation/Governance Committee periodically grants Options and Restricted Shares to executive officers and other employees. The Compensation/Governance Committee also administers the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the “1993 Stock Incentive Plan” and, together with the 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan, the “Stock Incentive Plans”). All Options and Restricted Shares available for issuance under the 1993 Stock Incentive Plan have been issued as of the date hereof. Exercise prices and vesting terms of Options granted under the Stock Incentive Plans are in the sole discretion of the Compensation/Governance Committee, provided that (i) the initial exercise price of each option under the 2004 Stock Incentive Plan may not be less than 150% of the fair market value of the Full Voting Shares subject to option on the date of grant and (ii) options under the 2004 Stock Incentive Plan will not vest prior to the fourth anniversary of the date of grant, subject to acceleration upon a change in control of RenaissanceRe or otherwise at the discretion of the Compensation/Governance Committee. The Compensation/Governance Committee believes our Stock Incentive Plans will create strong incentives for our key employees to generate significant increases in the value of our Common Shares.

     The primary goals of our compensation policy are to continue to attract and retain talented executives at our offshore location, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. In addition, the Compensation/Governance Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of our executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation/Governance Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive’s performance.

     We have entered into employment agreements with each of our senior executive officers, all other officers of RenaissanceRe and certain other professional employees. These employment agreements contain certain non-compete and confidentiality obligations for such officers. In addition, in light of the significant contribution of the officers to our success and the enhancement of shareholder value, the contracts also seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation/Governance Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Committee may also award discretionary annual cash bonuses.

     The Committee may also grant Options and/or Restricted Shares to our executive officers. Generally, Options under the 2001 Stock Incentive Plans are granted at an exercise price equal to the average closing price of the Full Voting Shares five trading days prior to the date of the grant. Options under the 2004 Stock Incentive Plans are exclusively “premium” options and are required to be granted at an exercise price equal to at least 150% of the fair market value of the Full Voting Shares on the date of grant. The Compensation/Governance Committee believes that such executives’ beneficial ownership positions in RenaissanceRe, as a result of their respective personal investments and the Options and Restricted Shares granted to them, causes their interests to be well aligned with those of RenaissanceRe and of our shareholders. The Compensation/Governance Committee retains the discretion to make grants as it deems necessary or appropriate, and may periodically reevaluate RenaissanceRe’s approach to equity compensation in order to ensure that key executives are properly incentivized to maximize shareholder value over the long term. Currently, approximately 3,156,278 Common Shares and 716,500 Common Shares remain available for grants under the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan, respectively.

     Chief Executive Officer’s Compensation. The compensation of James N. Stanard, our President and Chief Executive Officer, is determined and reviewed by the Compensation/Governance Committee, and is also governed by the terms of Mr. Stanard’s employment agreement. In determining the discretionary portion of Mr. Stanard’s compensation, the Compensation/Governance Committee evaluates Mr. Stanard’s contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation/Governance Committee considers subjective factors, such as Mr. Stanard’s dedication and leadership abilities, as well as objective factors, such as his impact on our financial and operating performance. The Compensation/Governance Committee believes that our continuing development, our operating results, our execution of our capital plan, our success in motivating our employees, the articulation of our strategic vision and our current market position were significantly impacted by Mr. Stanard and members of his management team.

     In recognition of Mr. Stanard’s long term contribution to RenaissanceRe and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of RenaissanceRe and our shareholders to retain Mr. Stanard to ensure that his contribution to RenaissanceRe and our shareholders would continue.

     Consistent with the Compensation/Governance Committee’s general compensation philosophy for our executives, Mr. Stanard’s compensation has been weighted significantly towards performance-based compensation in the form of equity awards. Upon approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan and as contemplated by his new employment agreement executed in connection therewith, Mr. Stanard was granted options to purchase 2.5 million Full Voting Shares on August 31, 2004. The exercise price for 1.25 million of the options granted to Mr. Stanard is 150% of the fair market value of such shares on August 31, 2004, and the exercise price for the remaining 1.25 million is 200% of the fair market value of such shares on August 31, 2004 (in each case subject to the adjustment provisions of the 2004 Stock Incentive Plan). These “premium options” will cliff vest on August 31, 2009, subject to acceleration upon certain events.

     In connection with these option grants, RenaissanceRe entered into a new employment agreement with Mr. Stanard, which agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe until June 30, 2007, unless terminated earlier as provided therein. This employment agreement is generally structured to remove all salary, bonus and equity compensation payable to Mr. Stanard in exchange for the grant of options under the 2004 Stock Incentive Plan described above. The Compensation/Governance Committee does not expect to pay Mr. Stanard any salary, bonus or additional equity compensation during the term of this employment agreement, but reserves the ability to do so if, in its discretion, such additional compensation is warranted under the circumstances. This employment agreement also provides for certain non-competition provisions. The non-competition obligation for Mr. Stanard applies until the later of (A) the second anniversary of the date of termination of Mr. Stanard’s employment or June 30, 2008, whichever is earlier, and (B), to the extent that the premium options granted under the 2004 Plan are then outstanding, (i) the date of expiration or cancellation of such options, or (ii) the first anniversary following the exercise of his last remaining premium options, whichever is later.

     The Board of Directors believes that the new employment agreement and these option grants to Mr. Stanard under the 2004 Stock Incentive Plan are in the best interests of RenaissanceRe. In particular, these option grants provide significant incentives for Mr. Stanard to seek to maximize shareholder value, as his compensation would be almost entirely dependent upon significant growth in the value of RenaissanceRe stock. In addition, RenaissanceRe benefits significantly by extending the period during which Mr. Stanard is prohibited from competing following any termination of his employment until the date of expiration of these new options, or one year following the exercise of all of these new options, whichever is later.

     During 2004, prior to approval of the 2004 Stock Incentive Plan, Mr. Stanard was awarded under the 2001 Stock Incentive Plan options to purchase 553,000 Full Voting Shares, and in connection with the granting of certain of these options, Mr. Stanard agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

     The Compensation/Governance Committee believes that the performance-based compensation elements of Mr. Stanard’s overall compensation, together with his beneficial ownership position in RenaissanceRe, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of RenaissanceRe and our shareholders.

     RenaissanceRe is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to RenaissanceRe’s compensation payments.

Thomas A. Cooper, Chair William F. Hecht W. James MacGinnitie

Performance Graph

     The following graph compares cumulative return on our Common Shares including reinvestment of dividends on our Common Shares to such return for the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Property-Casualty Industry Group Stock Price Index, for the five-year period commencing January 1, 2000 and ending on December 31, 2004, assuming $100 was invested on January 1, 2000. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 2000 through December 31, 2004. As depicted in the graph below, during this period, the cumulative total return (loss) (1) on our Common Shares was 320.8%, (2) for the S&P 500 Composite Stock Price Index was (11.0)% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 77.9%.

	RNR	S&P 500	S&P P/C
12/31/1999	$100.00	$100.00	$100.00
12/31/2000	$197.71	$90.90	$155.75
12/31/2001	$245.91	$80.10	$143.21
12/31/2002	$310.94	$62.41	$127.43
12/31/2003	$390.47	$80.30	$161.05
12/31/2004	$420.78	$89.02	$177.88

Executive Compensation

     The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers with respect to the years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table*

		Annual Compensation			Long-term Compensation

Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options/SARs (4)	LTIP Payments (5)	AllOther Compensation (6)

James N. Stanard (7)
Chairman and Chief	2004	$190,158	$0	$589,196	$0	3,053,000	$0	$12,000
Executive Officer of	2003	484,380	0	727,358	740,009	54,296	0	24,000
RenaissanceRe	2002	484,380	3,618,071	552,462	917,923	695,163	0	40,000

William I. Riker
Director and	2004	$238,117	$0	$184,375	$4,207,304	830,000	$176,206	$18,000
President of	2003	335,264	702,000	232,058	6,365,879	33,752	200,466	24,000
RenaissanceRe and	2002	316,785	2,500,000	309,935	686,438	262,601	187,305	40,000
President and CEO of
Glencoe Group
Holdings Ltd.

John M. Lummis
Executive Vice	2004	$301,028	$1,700,000	$278,474	$478,004	781,000	$121,801	$25,000
President, Chief	2003	271,964	702,000	248,453	459,979	33,752	138,572	24,000
Operating Officer &	2002	243,550	750,000	317,014	506,573	247,380	129,475	40,000
Chief Financial
Officer of
RenaissanceRe

John D. Nichols, Jr. (8)
Executive Vice	2004	$209,975	$0	$193,587	$357,763	425,000	$87,155	$25,000
President of	2003	248,708	494,208	138,884	343,996	25,240	98,167	24,000
RenaissanceRe and	2002	235,000	528,000	141,256	362,659	180,868	92,173	40,000
President of
RenaissanceRe
Ventures Ltd.

Kevin J. O’Donnell
Senior Vice	2004	$238,424	$220,646	$179,745	$265,188	295,000	$79,983	$25,000
President – Property	2003	211,275	358,020	175,394	254,999	36,351	90,995	24,000
Catastrophe	2002	182,988	532,500	175,251	362,659	111,745	70,827	40,000

David A. Eklund (9)
Executive Vice	2004	$352,053	$0	$441,543	$0	82,000	$0	$12,000
President of	2003	310,429	0	527,874	459,979	33,752	200,466	24,000
RenaissanceRe and	2002	293,319	850,000	317,970	662,678	292,639	187,305	40,000
President of
Renaissance
Reinsurance Ltd

* Beginning with the 2004 fiscal year, salary, bonus or other equity compensation has been, or may be, replaced or reduced for the Named Executive Officers (except for Mr. David A. Eklund who resigned in 2004) in light of the special grant of “premium” stock options under the 2004 Stock Incentive Plan.

(1)

The Bonus amounts reflect those amounts paid by RenaissanceRe to its Named Executive Officers in 2003, 2004 and 2005, respectively, for services rendered in 2002, 2003 and 2004, respectively. Presentation of the bonus amounts disclosed for 2002 and 2003 differs from the presentation of such amounts in previous proxy statements; as RenaissanceRe now determines the amount of such bonuses prior to the distribution of its proxy statement, such bonuses will now be reflected for the fiscal year to which they relate, rather than the succeeding fiscal year in which they were determined and paid.

With respect to Mr. Stanard, on May 19, 2004, Mr. Stanard was granted options to purchase 295,000 Full Voting Shares at a price of $49.81 per share, and in connection with that grant agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

(2)

The 2004 amounts include housing expense reimbursements in the amount of $180,000, $120,000, $180,000, $152,256, $130,800, and $90,000 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively, and also include reimbursement of travel expenses of $484,404, $38,463, $47,066, $13,696, $14,416, and $262,841 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively. The 2003 amounts include housing expense reimbursements in the amount of $180,000, $134,000, $180,000, $98,000, $128,000, and $180,000 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively, and also include reimbursement of travel expenses of $402,465, $27,396, $22,464, $10,635, $21,527, and $225,301 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively. The 2002 amounts include housing expense reimbursements in the amount of $168,000, $180,000, $160,000, $90,000, $113,000, and $180,000 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively, and also include reimbursement of travel expenses of $280,286, $59,325, $11,199, $11,895, $10,468, and $69,047 for Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund, respectively.

(3)

During 2004, Messrs. Riker, Lummis, Nichols and O’Donnell were granted 9,036, 9,036, 6,763, and 5,013 Restricted Shares, respectively, which vest ratably over four years. In addition, during 2004, Mr. Riker was granted 77,500 Restricted Shares which vest in full in 2009. During 2003, Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund were granted 16,289, 10,125, 10,125, 7,572, 5,613, and 10,125 Restricted Shares, respectively, which vest ratably over four years. In addition, during 2003, Mr. Riker was granted 130,000 Restricted Shares which vest ratably over four years. During 2002, Messrs. Stanard, Riker, Lummis, Nichols, O’Donnell, and Eklund were granted 25,073, 12,913, 9,653 , 7,021, 7,021, and 12,913 Restricted Shares, respectively, which vest ratably over four years. At the end of the 2004 fiscal year, Messrs. Stanard, Riker, Lummis, Nichols and O’Donnell held in the aggregate 107,252, 237,566, 25,939, 19,018, and 16,235 Restricted Shares, respectively, valued at $5,585,684, $12,372,437, $1,350,903, $990,457 and $845,519.

(4)	Represents the aggregate number of Full Voting Shares subject to Options granted to the Named Executive Officers during each of 2004, 2003 and 2002, as applicable.

(5)

The LTIP amounts in 2002, 2003 and 2004 reflect those amounts payable to Messrs. Riker, Lummis, Nichols, O’Donnell, and Eklund as part of the Long Term Incentive Bonus Program (as described below) with respect to the 1999, 2000, and 2001 four-year cycles in place under the program. Presentation of the LTIP amounts disclosed for 2002 and 2003 differs from the presentation of such amounts in previous proxy statements; as RenaissanceRe now determines the amount of such LTIP payments prior to the distribution of its proxy statement, such LTIP payments will now be reflected in the final fiscal year of each four-year cycle to which they relate, rather than the succeeding fiscal year in which they were determined and paid.

(6)	Represents the amounts contributed to the account of each Named Executive Officer under our retirement plan.

(7)

Upon approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan and as contemplated by his new employment agreement executed in connection therewith, Mr. Stanard was granted options to purchase 2.5 million Full Voting Shares on August 31, 2004. Mr. Stanard's employment agreement is generally structured to remove all salary, bonus and equity compensation payable to Mr. Stanard in exchange for the grant of these options. Thus, Mr. Stanard did not receive any salary or bonus compensation for the 2004 fiscal year, other than with respect to base salary accrued through May 19, 2004 under his prior employment agreement. The Compensation/Governance Committee does not expect to pay Mr. Stanard any salary, bonus or additional equity compensation during the term of his current employment agreement, but reserves the ability to do so if, in its discretion, such additional compensation is warranted under the circumstances.

(8)

Following approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan, RenaissanceRe awarded options to purchase 350,000 Full Voting Shares to Mr. Nichols under the 2004 Stock Incentive Plan. In connection therewith, Mr. Nichols relinquished the right to certain salary and bonus compensation for the 2004 fiscal year. However, based on the estimated potential value of the 2004 option grant, RenaissanceRe still considers Mr. Nichols to be one of its four most highly compensated executive officers. Thus, Mr. Nichols is listed herein as a Named Executive Officer of RenaissanceRe.

(9)	Mr. Eklund was the Executive Vice President of RenaissanceRe and President and Chief Underwriting Officer of Renaissance Reinsurance Ltd. until June 30, 2004.

Stock Option Grants Table

The following table sets forth information concerning individual grants of Options to purchase Full Voting Shares made to the Named Executive Officers during 2004.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise or Base Price	Expiration Date	Potential Realizable Value at assumed Annual Rates of Stock Price Appreciation for Option Term

						5%		10%

James N. Stanard	258,000	(1)	4.10%	$52.90	03/03/2014	$8,583.280		$21,751,716
	295,000	(2)	4.69%	$49.81	05/19/2014	$9,240,946		$23,418,372
	1,250,000	(3)	19.87%	$74.24	08/31/2014	$5,178,012		$63,213,609
	1,250,000	(4)	19.87%	$98.98	08/31/2014	$0	(6)	$32,288,609
William I. Riker	130,000	(1)	2.07%	$52.90	03/03/2014	$4,324,908		$10,960,167
	700,000	(3)	11.13%	$74.24	08/31/2014	$2,899,687		$35,399,621
John M. Lummis	81,000	(1)	1.29%	$52.90	03/03/2014	$2,694,751		$6,829,027
	700,000	(3)	11.13%	$74.24	08/31/2014	$2,899,687		$35,399,621
John D. Nichols, Jr	75,000	(1)	1.19%	$52.90	03/03/2014	$2,495,139		$6,323,173
	350,000	(3)	5.56%	$74.24	08/31/2014	$1,449,843		$17,699,811
Kevin J. O’Donnell	7,412	(5)	0.12%	$52.90	03/03/2014	$246,586		$624,898
	37,588	(1)	0.60%	$52.90	03/03/2014	$1,250,497		$3,169,006
	250,000	(3)	3.97%	$74.24	08/31/2014	$1,035,602		$12,642,722

(1)	These Options were granted under the Company’s Incentive Plan and vest at a rate of 25 percent on each of March 3, 2005, March 3, 2006, March 3, 2007 and March 3, 2008.

(2)

The 295,000 options granted to Mr. Stanard were granted in lieu of all bonus compensation to which he would otherwise have been entitled to be paid in 2004, in respect of RenaissanceRe’s 2003 fiscal year. These options vest at a rate of 25 percent on each of May 19, 2005, May 19, 2006, May 19, 2007 and May 19, 2008.

(3)

These options were granted under the Company’s 2004 Stock Incentive Plan with the initial exercise price set at 150% of the fair market value of the Full Voting Shares. These options cliff vest on August 31, 2009.

(4)

These options were granted to Mr. Stanard under the Company’s 2004 Stock Incentive Plan with the initial exercise price set at 200% of the fair market value of the Full Voting Shares. These options cliff vest on August 31, 2009.

(5)

These Options granted under the Company’s Incentive Plan qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, and vest at the rate of 25% on each of March 3, 2005, March 3, 2006, March 3, 2007 and March 3, 2008.

(6)	At an assumed annual rate of stock price appreciation of 5% for the option term, these options will be out of the money at the end of the option term.

Aggregate Stock Option Exercise Table

     The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2004. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2004.

Name	Number of Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Exercisable/ Unexercisable	Value of Unexercised In the Money Options Exercisable/ Unexercisable (2)

James N. Stanard	285,767	$4,046,639	820,213 / 3,143,722	$20,761,093 / $1,590,951
William I. Riker	–	–	511,943 / 881,064	$12,006,450 / $503,346
John M. Lummis	–	–	407,144 / 848,064	$9,604,067 / $828,956
John D. Nichols, Jr	–	–	292,343 / 485,680	$6,577,987 / $786,502
Kevin J. O’Donnell	–	–	154,591 / 323,032	$3,185,823 / $275,453
David A. Eklund	419,322	$7,285,933	–	–

(1) The values realized are based on the closing price of the Full Voting Shares on the date of exercise less the Option exercise price.

(2) The values are based on the closing price of $52.08 of the Full Voting Shares on December 31, 2004, less the applicable Option exercise price.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1)	9,493,620	$ 60.47	4,055,703
Equity compensation plans not approved by shareholders(3)	–	–	300,000
Total	9,493,620	$ 60.47	4,355,703

(1) Plans previously approved by the shareholders include the 1993 Stock Incentive Plan, the 2001 Stock Incentive Plan, the 2004 Stock Incentive Plan, and the Directors Stock Plan.

(2) No shares remain available under the 1993 Stock Incentive Plan.

(3) In May 2003, the Compensation/Governance Committee reserved 300,000 Full Voting Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. These shares would be issuable upon achievement of specific underwriting performance by such program managers, and would vest or alternatively be available for purchase over a period of years. To date, no shares have been issued under this program.

Long Term Incentive Bonus Program

     In 1997 we established a Long Term Incentive Bonus Program for our officers. In general under the program, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The program provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the program each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer’s target bonus amount generally will be payable only if our operating earnings per share (“EPS”) targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity (“ROE”) targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant's bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation/Governance Committee.

     We have eliminated our Long Term Incentive Bonus Program for plan cycles occurring after 2003, although payments will continue to be made in the future with respect to the plan cycles that began before 2003. The last such payments will be made in 2006 for the 2002 plan cycle. The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 2002 four-year cycle in place, if the EPS and ROE targets are met; additional amounts may be payable based on outperformance relative to these targets. Bonuses under the Long Term Incentive Bonus Program are payable, at the discretion of the Compensation/Governance Committee, in cash and/or in Options and Restricted Shares granted under the 2001 Stock Incentive Plan. Under the CEO Employment Agreement, Mr. Stanard is not entitled to receive any additional compensation under the Long Term Incentive Bonus Program. Following his resignation, Mr. Eklund is no longer entitled to receive any compensation under the Long Term Incentive Bonus Program.

2006

William I. Riker	$30,219
John M. Lummis	$20,889
John D. Nichols, Jr	$20,889
Kevin J. O’Donnell	$13,717

Director Compensation

     The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), provides equity compensation for those of our directors (the “Non-Employee Directors”) who are not employees of RenaissanceRe or its affiliates. In 2005, the Compensation/Governance Committee determined to provide under the Directors Stock Plan grants of shares of restricted stock to each of the Non-Employee Directors valued at $100,000, which vest ratably over a three year period.

     Non-Employee Directors also currently receive an annual retainer of $40,000 under the Directors Stock Plan. Non-Employee Directors also receive a fee of $3,000 for each Board meeting attended. Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board. Educational expenses of less than $2,500 may be incurred without prior approval, however, larger expenses should be approved by the Board before being incurred. Non-Employee Director compensation is reviewed periodically and the Board of Directors is currently reviewing both the amount and methods of Non-Employee Director compensation in light of contemporary market practice.

     Total options granted to our Non-Employee Directors to purchase Common Shares were 12,687, 0, and 12,000 in 2004, 2003, and 2002, respectively. The Committee retains discretion to make additional grants if it deems necessary or appropriate under the Directors Stock Plan. A total of 606,456 options and shares are currently available for grant to our Non-Employee Directors.

CEO Employment Agreement

     Effective as of May 19, 2004, we entered into a Sixth Amended and Restated Employment Agreement with Mr. Stanard (the “CEO Employment Agreement”). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of RenaissanceRe until June 30, 2007, unless terminated earlier as provided therein. The CEO Employment Agreement is generally structured to remove all salary, bonus and equity compensation payable to Mr. Stanard in exchange for the grant of options under the 2004 Stock Incentive Plan, as described in more detail below. The Compensation/Governance Committee does not expect to pay Mr. Stanard any salary, bonus or additional equity compensation during the term of the CEO Employment Agreement, but reserves the ability to do so if, in its discretion, such additional compensation is warranted under the circumstances.

     Share Grants. Upon approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan, as contemplated by the CEO Employment Agreement Mr. Stanard was granted options to purchase 2.5 million Full Voting Shares on August 31, 2004. The exercise price for 1.25 million of the options granted to Mr. Stanard is 150% of the fair market value of such shares on August 31, 2004, and the exercise price for the remaining 1.25 million is 200% of the fair market value of such shares on August 31, 2004 (in each case subject to the adjustment provisions of the 2004 Plan). These “premium options” will cliff vest on August 31, 2009, subject to acceleration upon a change of control of RenaissanceRe, termination of Mr. Stanard’s employment without cause, his resignation for good reason, by reason of his death or disability, or upon Mr. Stanard’s death following his resignation upon expiration of the term of the CEO Employment Agreement. If Mr. Stanard resigns at or following the expiration of the term of the CEO Employment Agreement, the options will continue to vest for so long as Mr. Stanard does not engage in any competitive activities. In addition, if Mr. Stanard resigns at the expiration of the term, or if his employment is terminated before expiration of the term by RenaissanceRe without cause, by him for good reason, or on account of his death or disability, the premium options, to the extent vested, will remain outstanding and exercisable for the full 10-year term of the options, but will immediately be cancelled if Mr. Stanard engages in competitive activities. RenaissanceRe must give Mr. Stanard notice of any alleged breach of his covenant not to compete and an opportunity to cure before his options can be cancelled.

     If Mr. Stanard resigns without good reason or is terminated for cause prior to expiration of the term of the CEO Employment Agreement, all options granted under the 2004 Plan will be forfeited, except to the extent otherwise determined by the Compensation/Governance Committee. In addition, if Mr. Stanard is no longer Chief Executive Officer and voluntarily resigns from the position of Chairman of the Board prior to June 30, 2008, the Compensation/Governance Committee may, in its discretion, cause Mr. Stanard to forfeit such number of options which it determines to be appropriate under the circumstances, taking into account Mr. Stanard’s obligation not to engage in competitive activities.

     Under his prior employment agreement, Mr. Stanard was entitled to participate in the 2001 Stock Incentive Plan commensurate with his position as Chief Executive Officer. During 2004, prior to approval of the 2004 Stock Incentive Plan, Mr. Stanard was granted options to purchase 258,000 Full Voting Shares at a price of $52.90 per share on March 3, 2004. On May 19, 2004, Mr. Stanard was granted options to purchase 295,000 Full Voting Shares at a price of $49.81 per share. In connection with the latter grant of options, Mr. Stanard agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year.

     Expense Reimbursements and Perquisites. Under the CEO Employment Agreement, Mr. Stanard is entitled to certain expense reimbursements and perquisites relating to housing, automobile and other expenses, subject to a $100,000 maximum reimbursement limit for these expenses during 2004, and such limits as the Board may impose for future years. Mr. Stanard is also entitled to reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties. In addition, the CEO Employment Agreement provides that RenaissanceRe will indemnify Mr. Stanard to the fullest extent provided under Bermuda law, except in certain limited circumstances.

     In addition to other perquisites provided under his past employment contracts, Mr. Stanard has been permitted to use RenaissanceRe’s company plane for commuting and other personal use. The cost in recent fiscal years associated with Mr. Stanard’s personal use of the company plane is reflected in the Summary Compensation Table under “Other Annual Compensation.” It is anticipated that Mr. Stanard will continue to be permitted to use the company plane on substantially the same basis during the term of his continuing employment.

     Exclusivity, Non-Competition and Confidentiality. The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to our business, and not engage in competitive business activities. The non-competition obligation applies until the later of (A) the second anniversary of the date of termination of Mr. Stanard’s employment or June 30, 2008, whichever is earlier, and (B), to the extent that the premium options granted under the 2004 Stock Incentive Plan are then outstanding, (i) the date of expiration or cancellation of such options, or (ii) the first anniversary following the exercise of his last remaining premium options, whichever is later.

     Under the CEO Employment Agreement, Mr. Stanard is not entitled to any cash severance upon a termination of employment without cause or resignation for good reason.

Employment Agreements with Other Named Executive Officers

     Effective as of June 30, 2003, we entered into an employment agreement with Mr. Riker, and amended and restated our employment agreements with Mr. Nichols and Mr. O’Donnell. The structure and terms of these agreements are substantially similar except as described in more detail below. Under these agreements, the executives receive a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe’s Chief Executive Officer, and discretionary bonuses. The agreement with Mr. Riker provides for an expense reimbursement for housing and automobile expenses, including a tax reimbursement payment to the extent reimbursement of housing expenses results in additional income tax liability. All of the agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in the CEO Employment Agreement. In addition, the agreements provide that the entity that employs the executive officer (whether RenaissanceRe or an affiliate) shall generally indemnify these officers to the fullest extent provided by Bermuda law, except in certain limited circumstances.

     Unless sooner terminated as provided in the applicable agreement, Mr. Riker’s agreement expires on June 30, 2008. Mr. Nichols’ and Mr. O’Donnell’s agreements expire on June 30, 2005; provided, that the term of the agreements for Mr. Nichols and Mr. O’Donnell will automatically be extended for an additional one-year period on June 30 of each calendar year, unless we, or Mr. Nichols or Mr. O’Donnell, as the case may be, gives 30 days’ notice of election not to extend the term.

     Upon termination of an executive’s employment for any reason other than death, we will be required to continue to pay the executive, for a period of up to two years in the case of Mr. Riker, and up to one year in the case of Mr. Nichols or Mr. O’Donnell, an amount equal to 175% of his then current base salary; provided, however, that in the case of a termination without Cause of Mr. Nichols or Mr. O’Donnell, in a context not involving a Change in Control (as defined in the agreements), Mr. Nichols or Mr. O’Donnell, respectively, would be paid an aggregate of $395,000 or $365,000, as the case may be. These payments will be made in equal monthly installments commencing one month after the executive’s termination of employment and are paid in exchange for the executive’s covenant not to compete with us for a designated period. Under certain circumstances, we may elect not to enforce the executive's non-compete obligations and, therefore, not to make such payments.

     In the event that a Change in Control occurs and, on or within two years following the date of such Change in Control for Mr. Riker (one year for Mr. Nichols or Mr. O’Donnell), the applicable executive’s employment is terminated without Cause, or the applicable executive terminates his employment for “Good Reason,” in lieu of the amounts described above, we would be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive’s employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years excluding any extraordinary or non-recurring bonus, provided, that the amount described in clause (ii) shall not exceed 150% of the executive’s specified target bonus for the year in which such termination occurs. In addition, under Mr. Riker’s agreement, the Restricted Shares that were granted to the executive under the employment agreement will, to the extent not vested, become fully vested on the date of such termination.

     Effective as of June 30, 2003, we entered into an employment agreement with Mr. Eklund which was substantially the same as our employment agreement with Mr. Riker, except that (i) Mr. Eklund’s agreement would expire on June 30, 2004, and (ii) upon termination of employment for any reason other than death, Mr. Eklund would have been entitled to receive an amount equal to his then current base salary plus the regular annual bonus paid or payable to Mr. Eklund for fiscal year 2002 (excluding any extraordinary or non-recurring bonus). On June 30, 2004, the last date of employment under his employment agreement, Mr. Eklund resigned from RenaissanceRe to pursue personal interests. As part of his resignation, his employment agreement was amended to extend his non-competition obligation from one year to two years following his last date of employment. During the two-year non-competition period, and in lieu of any other compensation to which Mr. Eklund would have been entitled in exchange for his covenant not to compete, RenaissanceRe will pay Mr. Eklund $375,000 per year. Except for these amendments, no changes were made to Mr. Eklund’s employment agreement. Mr. Eklund has also agreed to be available to serve as a consultant to RenaissanceRe on special projects. As of the date of this Proxy Statement, no such projects had been initiated.

     Effective as of June 30, 2004, we entered into a new employment agreement with Mr. Lummis. The new agreement for Mr. Lummis has an initial term of two years, which may be extended by mutual agreement of Mr. Lummis and RenaissanceRe. The new agreement provides that Mr. Lummis will serve as Chief Financial Officer, reporting to Mr. Stanard. Under the agreement, Mr. Lummis is entitled to an annual cash bonus of $1.7 million to be paid in each of March 2005 and March 2006. The new agreement contains customary provisions regarding exclusivity of services, non-competition and confidentiality. If Mr. Lummis’ employment is terminated by us prior to the end of the initial two-year term for any reason other than a termination for Cause or resignation by Mr. Lummis, we are required to pay (i) his base salary and bonus (on the dates such amounts would otherwise be due) through the end of the contract term, and (ii) if we do not waive his non-competition obligation, an additional amount equal to 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. If we terminate Mr. Lummis’ employment for Cause or he resigns, and we do not waive his non-competition obligation, we are required to pay 175% of his base salary for each full or partial month of the non-competition period. If within one year following a Change in Control, Mr. Lummis’ employment is terminated without Cause, or Mr. Lummis resigns voluntarily for Good Reason, he is entitled to be paid the sum of (1) his annual base salary through the end of the contract term, (2) the amount of any bonus payments not previously paid, and (3) 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. Except as described above, the new agreement for Mr. Lummis is substantially identical to the employment agreement for Mr. Riker.

PROPOSAL 1 — THE BOARD NOMINEES PROPOSAL

     Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect the Class I directors, who will serve until our 2008 Annual Meeting. Our incumbent Class II directors are scheduled to serve until our 2006 Annual Meeting and our incumbent Class III directors are scheduled to serve until our 2007 Annual Meeting.

     The Board has nominated Mr. Greene, Mr. Hall and Mr. Pardee for re-election and Ms. Hamilton for election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

NOMINEES

Class I Directors (whose terms (if elected) expire in 2008):

Name	Age	Position
Edmund B. Greene	66	Director
Brian R. Hall	63	Director
Jean D. Hamilton	58	Director
Scott E. Pardee	68	Director

CONTINUING DIRECTORS

Class II Directors (whose terms expire in 2006):

Name	Age	Position
Thomas A. Cooper	68	Director
W. James MacGinnitie	66	Director
James N. Stanard	56	Director

Class III Directors (whose terms expire in 2007):

Name	Age	Position
William F. Hecht	62	Director
William I. Riker	45	Director
Nicholas L. Trivisonno	57	Director

Recommendation and Vote

     Approval of our Board Nominees Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2 — THE AUDITORS PROPOSAL

     Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2005 fiscal year until the 2006 Annual Meeting. Ernst & Young served as our independent auditors for the 2004 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

     Fees billed to us by Ernst & Young during the 2004 and 2003 fiscal years:

Audit Fees.

     Audit Fees billed to us by Ernst & Young during our 2004 and 2003 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $2,493,000 and $849,340, respectively.

Audit-Related Fees.

     Audit Related Fees billed to us by Ernst & Young totaled $146,000 and $405,079, respectively during our 2004 and 2003 fiscal years and are principally derived from Sarbanes-Oxley compliance matters.

Tax Fees.

     Fees billed to us by Ernst & Young during our 2004 and 2003 fiscal years for all tax related services rendered to us totaled $116,000 and $30,940, respectively.

All Other Fees.

     Ernst & Young did not perform any such “other services” during our 2004 or 2003 fiscal years.

     The Audit Committee has considered whether any information technology and non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. No such services have been provided by Ernst & Young during 2004 and 2003 and thus the Audit Committee concluded that such services did not impair the auditor's independence.

     The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young to provide audit, audit related and tax services to RenaissanceRe during 2004 were pre-approved by the Audit Committee.

     The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

     As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors (subject to shareholder ratification as provided by Bermuda law). The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors' work plan, staffing comments, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

     Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

     A copy of our Annual Report to Shareholders for the year ended December 31, 2004, including financial statements for the year ended December 31, 2004 and the auditors’ report thereon, has been sent to all shareholders. The financial statements and auditors' report will be formally presented to the Annual Meeting, but no shareholder action is required thereon.

     As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2006 Annual General Meeting of Shareholders

     Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than January 2, 2006 and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2006. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

     If a shareholder proposal is introduced at the 2006 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before March 18, 2006 as required by SEC Rule 14a–4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2006 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with the Board

     Shareholders desiring to contact the Board, any committee of the Board or the non-management directors as a group, should address the communication to Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda, with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Secretary will be forwarded to the Secretary or the General Counsel unopened.

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

							For	Against	Abstain
1.	To elect four Class I directors to serve until our 2008 Annual Meeting.	For	Withhold	For all Except	2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2005 fiscal year until our 2006 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board.	☐	☐	☐
		☐	☐	☐

If you do not wish your shares voted "FOR" a particular Nominee, mark the "For All Except" box and strike a line through the Nominee’s name. Your shares will be voted for the remaining Nominee(s).
Class I Directors: 01 Edmund B. Greene 02 Brian R. Hall 03 Jean D. Hamilton 04 Scott E. Pardee						PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOP
Please be sure to sign and date this Proxy.

Dated:________________________________________________, 2005
___________________________________________________________
Shareholder sign here
___________________________________________________________
Co-owner sign here
Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

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RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on June 9, 2005.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the "Common Shares"), of the Company held of record by the undersigned shareholder on April 29, 2005 at the Annual General Meeting of Shareholders of the Company to be held on June 9, 2005, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

     THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

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Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect® (ISD).

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